Exhibit 23.8
CONSENT OF HOLME ROBERTS & OWEN LLP

TO:	The Directors of U.S. Gold Corporation
The Directors of US Gold Holdings Corporation
      We hereby consent to the references to our opinion contained under “United States Federal Income Tax Considerations” and “Legal Matters” in the proxy statement/prospectus included in the Form S-4 Registration Statement filed with the Securities and Exchange Commission by U.S. Gold Corporation and US Gold Holdings Corporation on or about May 1, 2006.

/s/ Holme Roberts & Owen llp

Holme Roberts & Owen LLP
Denver, Colorado
May 1, 2006